Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement (No. 333-119338) on Form S-1 of Grant Park Futures Fund Limited Partnership of our reports dated January 31, 2007 relating to our audits of the financial statements of Grant Park Futures Fund Limited Partnership and the consolidated statement of financial condition of Dearborn Capital Management, LLC, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

November 2, 2007

McGladrey & Pullen, LLP is a member firm of RSM International –

an affiliation of separate and independent legal entities.